Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Durata Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Durata Therapeutics, Inc. of our report dated March 21, 2012, except for the first four paragraphs of Note 11, which are as of June 21, 2012, and the fifth paragraph of Note 11, which is as of July 9, 2012, with respect to the consolidated balance sheets of Durata Therapeutics, Inc. and subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2011 and 2010, the period from inception (November 4, 2009) to December 31, 2009, and the period from inception (November 4, 2009) to December 31, 2011.

/s/ KPMG LLP

Short Hills, New Jersey

October 5, 2012